Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 10, 2017, in the Registration Statement (Form S-1) and related Prospectus of Aerkomm Inc. for the registration of shares of its common stock.

Chen & Fan Accountancy Corporation

San Jose, California

December 20, 2017